Lyle B. Stewart, P.C.
                          3751 South Quebec Street
                           Denver, Colorado 80237
                             Tel. 303-267-0920
                             Fax. 303-267-0922


United States Securities and Exchange                            April 12, 2000
 Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20459

Dear Madams and Sirs:

On behalf of my client, Medix Resources, Inc. (the "Company"), and pursuant to Rule 101(a)(1)(i) of Regulation S-T, filed herewith is Amendment No.1 to its Registration Statement (Reg. No. 333-32308) registering 16,613,668 shares of its common stock to be sold by selling shareholders. At the time of the filing of the Registration Statement on March 13, 2000, the registration fee was paid, however, an additional 60,400 shares are being added to the Registration Statement by this Amendment, and the related additional filing fee of $76 has been wire transferred to the SEC's account at Mellon Bank.

The original Registration Statement was filed on Form S-2, however, on April 6, 2000, the Company's common stock began to be traded on the American Stock Exchange, which now permits the Company to use a Form S-3 pursuant to General Instructions I.B. 3. Therefore, this Amendment No.1 formally changes the Form on which this Registration Statement is being filed to a Form S-3.

Our examiner, Mr. James Lopez, has informed us that this filing will not be reviewed, and on April 10, 2000, the Company filed an acceleration request with the Commission to have the Registration Statement declared effective at the close of business on April 12, 2000, or as soon thereafter as is reasonable possible.

If you have any questions about this filing, please contact the undersigned at the telephone or fax numbers indicated above.

Very truly yours

/s/ Lyle B. Stewart
-------------------



 As filed with the Securities and Exchange Commission on April 12, 2000
                        Registration No. 333-32308

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   Form S-3/A
                                S-3 AMENDMENT No. 1
                                       to
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933


                              MEDIX RESOURCES, INC.
              (Exact Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------

                Colorado                              84-1123311
    (State or Other Jurisdiction of                (I.R.S. Employer
     Incorporation or Organization)             Identification Number)
-------------------------------------------------------------------------------

                        7100 E. Belleview Ave., Suite 301
                            Englewood, Colorado 80111
                                 (303) 741-2045

         (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                           John R. Prufeta, President
                       7100 E. Belleview Ave., Suite 301
                            Englewood, Colorado 80111
                                 (303) 741-2045

            (Name, Address, Including Zip Code, and Telephone Number,
                     Including Area Code, of Agent for Service)

                                    Copies to


                              Lyle B. Stewart, Esq.
                              Lyle B. Stewart, P.C.
                              3751 S. Quebec Street
                              Denver, Colorado 80237
                                 (303) 267-0920



        Approximate  date of commencement  of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------
    Title of                   Proposed Maximum  Proposed Maximum   Amount of
Securities to be  Amount to be  Offering Price  Aggregate Offering Registration
  Registered     Registered     Per Share           Price             Fee


Common stock,
par value $.001    16,553,268(1)   $7.14(1)       $118,190,334(1)    $31,202(1)
per share              60,400(2)   $4.75(2)           $286,900(2)        $76(2)

---------------------------------------------------------------------------
(1) This amount was registered and the fee was paid on March 13, 2000 when the Registration Statement was filed. (2) This additional number of securities is being registered with this amendment and the related offering price is being estimated solely for the purpose of calculating the additional registration fee. In accordance with Rule 457(c), the price shown is based upon the closing price of Medix's Common Stock on April 7, 2000, as reported on the American Stock Exchange.

                              SUBJECT TO COMPLETION

                              DATED April 12, 2000

PROSPECTUS

                              MEDIX RESOURCES, INC.

                       16,613,668 Shares of Common Stock

       Some shareholders of Medix Resources, Inc. have the right to offer and sell up to 16,613,668 shares of our common stock under this Prospectus. 3,929,526 of these shares are currently outstanding, up to 2,560,000 of these shares may be issued upon conversion of currently outstanding preferred shares, up to 7,252,000 of these shares may be issued upon exercise of outstanding warrants to purchase our common stock, and the remaining 2,872,142 shares may be issued upon exercised of outstanding options to purchase our common stock.

       Medix will not receive directly any of the proceeds from the sale of these shares by the selling shareholders. However, Medix will receive the proceeds from the exercise of any warrants or options to obtain the shares to be sold hereunder. Medix will pay the expenses of registration of these shares.

       The common stock is traded on the American Stock Exchange under the symbol "MXR". On April 7, 2000, the closing price of the common stock was reported as $ 4.75.

       The securities offered hereby involve a high degree of risk. See "RISK FACTORS" beginning on page 3 for certain risks that should be considered by prospective purchasers of the securities offered hereby.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this Prospectus is April __, 2000




       No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling shareholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                         ------------------

                          TABLE OF CONTENTS

                         ------------------


                                                                         Page

FORWARD-LOOKING STATEMENTS..................................................3

RISK  FACTORS...............................................................3

THE COMPANY.................................................................7

USE OF PROCEEDS.............................................................8

SELLING SHAREHOLDERS........................................................8

DESCRIPTION OF SECURITIES..................................................10

PLAN OF DISTRIBUTION.......................................................10

INDEMNIFICATION OF OFFICERS AND DIRECTORS..................................12

AVAILABLE INFORMATION .....................................................12

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE ................ ........13

LEGAL MATTERS..............................................................13

EXPERTS ...................................................................13






                           FORWARD-LOOKING STATEMENTS

       This Prospectus and the documents incorporated by reference into this Prospectus contain forward-looking statements, which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for Medix's future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as "might," "may," "will," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. The following risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this Prospectus and in the documents incorporated by reference into this Prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements.

                                  RISK FACTORS

        An investment in our common stock:
           o  has a high degree of risk;
           o  is highly speculative;
           o should only be considered by those persons or entities who can afford to loose their entire investment.

          In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating our business and an investment in our shares. The order in which the following risk factors are presented does not indicate the relative magnitude of the risks described.

Our Continuing Losses and Our Need for Additional Financing

   We  reported  net  losses  of  ($4,847,000),   ($5,422,000),  ($515,000)  and
($1,207,000) for the years ended December 31, 1999, December 27, 1998, December 28, 1997 and December 29, 1996, respectively. At December 31, 1999, we had an accumulated deficit of ($18,008,000). We expect to continue to experience loses, in the near term, as we attempt to develop our Cymedix software products. The current operation of our business and our ability to continue to develop our Cymedix software products will depend upon our ability to obtain additional financing. Currently, we are not receiving any significant revenues from the sale of our Cymedix software products. We are attempting to meet our current cash flow needs by raising capital in the private debt and equity markets and through the exercise of currently outstanding warrants. The development and marketing of the Cymedix software products require substantial capital investments. There can be no assurance that additional investments or financings will be available to us as needed to support the development of Cymedix products. Failure to obtain such capital on a timely basis could result in lost business opportunities, the sale of the Cymedix business at a distressed price or the financial failure of our company.

Risk of Development Stage Company

   Since our recent sale of our remaining temporary staffing business, we only develop software for Internet-based communications and information management for medical service providers, through our wholly-owned subsidiary, Cymedix Lynx Corporation. Our pharmaceutical software package is currently under contract to be tested by four different healthcare providers. However, our Cymedix software business has not yet generated any significant revenues.

   Our company, through its subsidiary Cymedix Lynx Corporation, has only recently begun its medical software line of business through the acquisition of a development stage medical software business in 1998. Our company has little experience in marketing software products, providing software support services, evaluating demand for products, financing a software business and dealing with government regulation of software products. While we have recently put together a team of experienced executives, they have come from different backgrounds and may require some time to develop an efficient operating structure and corporate culture for our company. We believe our structure of multiple offices serves our customers well, but it does present an additional challenge in building our corporate culture and operating structure.

   Our products are still in the development stage and have not yet proven their effectiveness or their marketability. As a developer of software products, we will be required to anticipate and adapt to evolving industry standards and new technological developments. The market for our software products is characterized by continued and rapid technological advances in both hardware and software development, requiring ongoing expenditures for research and development, and timely introduction of new products and enhancements to existing products. The establishment of standards is largely a function of user acceptance. Therefore, such standards are subject to change. Our future success, if any, will depend in part upon our ability to enhance existing products, to respond effectively to technology changes, and to introduce new products and technologies to meet the evolving needs of its clients in the healthcare information systems market. We are currently devoting significant resources toward the development of products. There can be no assurance that we will successfully complete the development of these products in a timely fashion or that our current or future products will satisfy the needs of the healthcare information systems market. Further, there can be no assurance that products or technologies developed by others will not adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

Product Liability Risks

   Certain of our products provide applications that relate to patient medical histories and treatment plans. Any failure by our products to provide accurate, secure and timely information could result in product liability claims against us by our clients or their affiliates or patients. We maintain insurance that we believes is adequate to protect against claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim asserted against us. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources.

There is Great Uncertainty in the Healthcare Industry

   The healthcare and medical services industry in the United States is in a period of rapid change and uncertainty. Governmental programs have been proposed, and some adopted, from time to time, to reform various aspects of the U.S. healthcare delivery system. Some of these programs contain proposals to increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our customers. We cannot predict with any certainty what impact, if any, proposals for healthcare reforms might have on our business.

Risks of Infringement of Proprietary Technology

   Our wholly-owned subsidiary, Cymedix Lynx Corporation, has been granted certain patent rights, a trademark and copyrights relating to its software business. The patent and intellectual property legal issues for software programs, such as the Cymedix products, are complex and currently evolving. Since patent applications are secret until patents are issued, in the United States, or published, in other countries, we cannot be sure that it is first to file any patent application. In addition, there can be no assurance that competitors, many of which have far greater resources than we do, will not apply for and obtain patents that will interfere with our ability to develop or market product ideas that we have originated. Further, the laws of certain foreign countries do not provide the protection to intellectual property that is provided in the United States, and may limit our ability to market its products overseas. We cannot give any assurance that the scope of the rights that we have been granted to Cymedix are broad enough to fully protect our Cymedix software from infringement.

   Litigation or regulatory proceedings may be necessary to protect our intellectual property rights, such as the scope of our patents. In fact, the computer software industry in general is characterized by substantial litigation. Such litigation and regulatory proceedings are very expensive and could be a significant drain on our resources and divert resources from product development. There is no assurance that we will have the financial resources to defend our patent rights or other intellectual property from infringement or claims of invalidity.

   We also rely upon unpatented proprietary technology and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our proprietary technology or that we can meaningfully protect our rights in such unpatented proprietary technology. We will use our best efforts to protect such information and techniques, however, no assurance can be given that such efforts will be successful. The failure to protect our intellectual property could cause us to loose substantial revenues and to fail to reach its financial potential over the long term.

Our Business is Highly Competitive

   Medical Information Software. Competition can be expected to emerge from established healthcare information vendors and established or new Internet related vendors. The most likely competitors are companies with a focus on clinical information systems and enterprises with an Internet commerce or electronic network focus. Many of these competitors will have access to substantially greater amounts of capital resources than we have access to, for the financing of technical, manufacturing and marketing efforts. Frequently, these competitors will have affiliations with major medical product companies or software developers, who will assist in the financing of such competitor's product development. We will seek to raise capital to develop Cymedix products in a timely manner, however, so long as our operations remain underfunded, as they now are, we will be at a competitive disadvantage.

   Software Development Personnel. The success of the development of our Cymedix software is dependent to a significant degree on our key management and technical personnel. We believes that our success will also depend upon our ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages in which our Cymedix products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition or business.

Securities Law Issues

   We raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the Securities and Exchange Commission or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or institute such suit, Medix could face severe financial demands that could material and adversely affect our financial position.

Impact of Shares Eligible for Future Sale

   As of April 7, 2000, we had 39,142,311 shares of common stock outstanding. As of that date, approximately 26,334,277 shares were issuable upon the exercise of outstanding options, warrants or other rights, and the conversion of preferred stock. The exercise prices of options, warrants or other rights to acquire common stock presently outstanding range from $0.19 per share to $4.97 per share. During the respective terms of the outstanding options, warrants, preferred stock and other outstanding derivative securities, the holders are given the opportunity to profit from a rise in the market price of the common stock, and the exercise of any options, warrants or other rights may dilute the book value per share of the common stock and put downward pressure on the price of the common stock. The existence of the options, conversion rights, or any outstanding warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.

Volatility of Our Stock Price

   Historically,   our   common   stock  has   experienced   significant   price
fluctuations. This has been caused by factors such as:

          o   quarterly   fluctuations   in   operating   results;

          o   negative announcements by our company or others;

          o regulatory, legislative or other developments affecting our company or the health care industry generally;

          o conversion of our preferred stock into common stock at conversion rates based on current market prices of our common stock; and

          o market conditions specific to internet companies, the health care industry and general market conditions.

   In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many health care related companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance may adversely affect the price of our common stock.

Application of Penny Stock Rules to Our Common Stock

   Trading of our common stock may be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended, unless an exemption from such rules is available. Broker-dealers making a market in our common stock will be required to provide disclosure to their customers regarding the risks associated with our common stock, the suitability for the customer of an investment in our common stock, the duties of the broker-dealer to the customer and information regarding bid and ask prices for our common stock and the amount and description of any compensation the broker-dealer would receive in connection with a transaction in our common stock. The application of these rules will likely result in fewer market makers making a market of our common stock and further restrict the liquidity of our common stock.

Absence of Common Stock Dividends

   We are required to pay dividends on our 1996 Preferred Stock, and, in certain circumstances, on our other classes of Preferred Stock. We have not had earnings, but if earnings were available, it is our general policy to retain any earnings for use in our operation. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant. We anticipate that our future financing agreements will prohibit the payment of common stock dividends without the prior written consent of our lender(s).

                                   THE COMPANY

       Medix Resources, Inc., a Colorado corporation, sold its supplemental staffing business, which operated under the tradenames "National Care Resources" and "TherAmerica" on February 19, 2000, and now only develops software for Internet-based communications and information management for medical service providers, through its wholly-owned subsidiary, Cymedix Lynx Corporation.

       We acquired Cymedix in January of 1998. Cymedix has developed an Internet-based communications and information management product, which we began marketing to medical professionals nationwide. Growth of the medical information management marketplace is being driven by the need to share significant amounts of clinical and patient information between physicians, their outpatient service providers, hospitals, insurance companies and managed care organizations. This market is one of the fastest-growing sectors in healthcare today, commanding a projected two-thirds of health care capital investments. The Cymedix software is a patented secure medical communications product, that makes use of the Internet. Using the Cymedix software, medical professionals can order, prescribe and access medical information from insurance companies and managed care organizations, as well as from any participating outpatient service provider such as a laboratory, radiology center, pharmacy or hospital. We will provide the software free of charge to physicians and clinics, and will collect user fees whenever these products are sold on the Internet. The product's relational database technology provides physicians with a permanent, ongoing record of each patient's name, address, insurance or managed care affiliation, referral status, medical history, personalized notes and an audit trail of past encounters. Physicians can electronically order medical procedures, receive and store test results, check patient eligibility, make medical referrals, request authorizations, and report financial and encounter information in a cost-effective, secure and timely manner.

       Our pharmaceutical software package is currently under contract to be tested by four different healthcare providers. However, we have not yet received any substantial revenues from this or any other software product.

       Our principal executive office is located at 7100 East Belleview Ave., Englewood, Colorado 80111, and its telephone number is (303) 741-2045.

                                 USE OF PROCEEDS

       The net proceeds from the sale of shares will be received by the selling shareholders. Medix will not receive any of the proceeds from any sale of the shares by the selling shareholders. However, Medix will receive the proceeds from the exercise of any warrants or options to obtain the shares to be sold hereunder.

                              SELLING STOCKHOLDERS

The table below sets forth information as of April 7, 2000 with respect to the selling shareholders, including names, holdings of shares of common stock prior to the offering of the shares, the number of shares being offered for each account, and the number and percentage of shares of common stock to be owned by the selling shareholders immediately following the sale of the shares, assuming all of the offered shares are sold.


                        Shares of
                      Common Stock
                      Beneficially      Shares of       Shares of Common Stock
                      Owned Before     Common Stock       to be Beneficially
  Name                  Offering       Being Offered   Owned After the Offering
  -----------------------------------------------------------------------------
                                                         Number  Percentage
                                                      -----------------------
 Allen, Jack              150,000         150,000           0        0%


 Antoniello, LouAnn        10,000          10,000           0        0%


 Appell, Eric             450,000         450,000           0        0%


 Bergquist, Dennis &      150,000         150,000           0        0%
 Leslie

 Black Hills Investment
 Corporation              480,000         480,000           0        0%

 Brian McLean MD, Inc.
 Employee Retirement
 Trust Fund               300,000         300,000           0        0%

 Brown, Andrew            300,000         300,000           0        0%


 Brown, Lisa              150,000         150,000           0        0%


 Castelli, Bruno           50,000          50,000           0        0%


 Cavalcante, Joseph        30,000          30,000           0        0%


 Charles Schwab & Co. FBO 150,000         150,000           0        0%
 Thomas J. Oberle, IRA

 Chimbel, Mark             10,000          10,000           0        0%


 Cohen, Darryl            900,000         900,000           0        0%


 Congregation Eitz
 Chaim                     20,000          20,000           0        0%


 Coover, Gary             150,000         150,000           0        0%


 Counterpoint
  Master, LLC           3,000,000       3,000,000           0        0%


 Creative Management
 Strategies, Inc.          25,000          25,000           0        0%

 DeCesare, Dominic         20,000          20,000           0        0%


 Diamond, Charles         720,000         720,000           0        0%


 DiFatta, Tony             10,000          10,000           0        0%


 Doyle, Clifford           10,000          10,000           0        0%


 Faxon, David Jr.          10,000          10,000           0        0%


 Folger, Rita              20,000          20,000           0        0%


 Geary Partners           525,000         525,000           0        0%


 Gold, Nathan L.            8,000           8,000           0        0%


 Gotlieb, Ira             150,000         150,000           0        0%


 Grupo Mersocur, S.A.      41,000          41,000           0        0%


 Harmonic Research, Inc.   50,000          50,000           0        0%


 Hoffman, Robert Craig     50,000          50,000           0        0%


 Jenkins, Williams         50,000          50,000           0        0%


 Katz, Marc                12,500          12,500           0        0%


 Lane, John T. &
 Elizabeth W.             150,000         150,000           0        0%

 Lowy, David               50,000          50,000           0        0%


 Massouras, Efthimia       10,000          10,000           0        0%


 Martella, Richard         10,000          10,000           0        0%


 Martineau, Eugene        200,000         200,000           0        0%


 McCullogh, Robert        300,000         300,000           0        0%


 Merriman, Jon            300,000         300,000           0        0%


 Meyer, Jonathan          100,000         100,000           0        0%


 Monahan Corporation N.V. 250,000         250,000           0        0%


 Munk, Yecheskel          116,000         116,000           0        0%


 New York Healthcare, Inc. 35,000          35,000           0        0%


 Newman, Joeseph           50,000          50,000           0        0%


 Palmershein, Jim         420,000         420,000           0        0%


 Peller, Vladimir          10,000          10,000           0        0%


 Pfeil, David R.           60,400          60,400           0        0%


 Presidio Partners      1,125,000       1,125,000           0        0%


 Prufeta, John            150,000         150,000           0        0%


 Saker, Wayne              40,000          40,000           0        0%


 Schnepp, John            300,000         300,000           0        0%


 Schoen, Robin              9,000           9,000           0        0%


 Shapiro, Laurie           50,000          50,000           0        0%


 Shorr, Steve              90,000          90,000           0        0%


 SmallCaps Online, L.L.C. 102,000         102,000           0        0%


 Smokowski, Kevin         600,000         600,000           0        0%


 Stewart, Lyle B.          25,000          25,000           0        0%


 Sutton Hill Partnership  600,000         600,000           0        0%


 Wasson, Richard B. &
 Jacqueline M., TTEES FBO
 Wasson Family Trust      180,000         180,000           0        0%


 Weatherford, Randy        50,000          50,000           0        0%


 Wilkens, Edward           50,000          50,000           0        0%


 Yeros, John P.         3,159,768       3,159,768           0        0%


 Yeshiva Ketana of Long
 Island                    10,000          10,000           0        0%

 Young, Harry              10,000          10,000           0        0%

      Total            16,613,668      16,613,668           0        0%



Relationship Between Medix and the Selling Shareholders

   The selling shareholders have or will acquire the shares of common stock indicated above in one of the following ways:

      (i) upon the conversion of preferred stock issued by us in 1999,

      (ii) upon the exercise of warrants issued with such preferred stock,

      (iii) upon the exercise options granted to employees, directors, consultants and advisors, and

      (iv) for shares issued in an acquisition. Of the persons listed above Messrs. Pfeil, Prufeta, Lane, and Oberle, are executive officers or Directors of Medix.

                            DESCRIPTION OF SECURITIES

   Our authorized capital consists of 100,000,000 shares of common stock, par value $.001 per share, and 2,500,000 shares of preferred stock. As of April 7, 2000, we had outstanding 39,142,311 shares of common stock, 1 share of 1996 Preferred Stock, 100 shares of 1999 Series A Preferred Stock, 50 shares of 1999 Series B Preferred Stock and 1,280 shares of 1999 Series C Preferred Stock. As of such date, our common stock was held of record by approximately 408 persons and beneficially owned by approximately 4,200 persons.

Common Stock

   Each share of common stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. Currently, the Board of directors consists of seven directors, who serve for staggered terms of three years, with at least two directors elected at every annual meeting. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional common stock. In the event of liquidation, dissolution or winding up of Medix, holders of the common stock will be entitled to receive on a pro rata basis all assets of Medix remaining after satisfaction of all liabilities and preferences of the outstanding preferred stock. The outstanding shares of common stock and the shares of common stock issuable upon conversion or exercise of derivative securities are or will be, as the case may be, duly and validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

   We have retained American Securities Transfer, Inc., 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, as Transfer Agent and Registrar for the our common stock, tel. no. (303) 986-5400.

                              PLAN OF DISTRIBUTION

   This Prospectus has been prepared, as a part of a registration statement, to satisfy our obligations to the certain of the selling shareholders to register the common stock beneficially owned by them. These obligations were made to induce the selling shareholders to invest in Medix.

   Any distribution of shares by the selling shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions:

        (a) to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

       (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on one or more exchanges on which shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

       (c) directly or through brokers or agents in private sales at negotiated prices; or

       (d)  by any other legally available means.


   In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus. All discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling shareholders, except that the expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission, and of registering or qualifying the common stock will be paid by Medix.

   The selling shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of the shares, may be considered "underwriters" as that term is defined by the Securities Act.

   Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

   If required at the time a particular offering of the shares is made, a Prospectus Supplement would be distributed which would set forth the amount of the shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from the selling shareholders, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. To our knowledge, as of the date of this Prospectus, none of the selling shareholders have entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by them, nor do we know the identity of the brokers or market makers which might participate in such offering.

   In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

   We have agreed that Medix will bear all costs, expenses and fees in connection with the registration of the shares being sold through this Prospectus.

             INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Article 109 of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent Medix, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of Medix (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases that his conduct was at least not opposed to Medix's best interests. In the case of a criminal proceeding, the director, officer, employee or agent must have had no reasonable cause to believe that his conduct was unlawful. Under Colorado Law, Medix may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of Medix if the director is adjudged liable to Medix, or in a proceeding in which the directors, officer employee or agent is adjudged liable for an improper personal benefit.

   Our Articles of Incorporation provide that we shall indemnify its directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of Colorado, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders' or directors' resolution or by contract.

   Insofar as indemnification for liabilities under the Act may be permitted to directors, officers or persons controlling Medix pursuant to the foregoing provisions, Medix has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

   We are reporting company and file our annual, quarterly and current reports, proxy material and other information with the Securities and Exchange Commission. Reports, proxy statements and other information concerning Medix filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available at the SEC's Website at "http:\\www.sec.gov".

   We have filed a registration statement under the Securities Act of 1933, with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the registration statement and the exhibits filed as a part thereof, which may be found at the locations and Website referred to above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to the documents filed with them that contains that information. The information incorporated by reference is an important part of this Prospectus, and the information that we file with the SEC after the date of this Prospectus will automatically update and supercede the information contained in this Prospectus or incorporated by reference into this Prospectus. We hereby incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

       (a) a copy of our latest Annual Report on Form 10-KSB, which as of the date of this Prospectus is our Form 10-KSB for the fiscal year ended
December 31, 1999.

   All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in item (a) above shall be deemed to be incorporated herein by reference and to be a part of this Prospectus. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of such filings. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus, or made herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Investor Relations Department, Medix Resources, Inc., 7100
E. Belleview Avenue, Suite 301, Englewood, Colorado 80111, telephone (303) 741-2045.

                                  LEGAL MATTERS

    The validity of the shares offered hereby is being passed upon for us by Lyle B. Stewart, P.C., Denver, Colorado. Lyle B. Stewart, P.C. has been granted options to purchase 25,000 shares of the Company's common stock at an exercise price of $0.26 per share. The shares resulting from the exercise of such options are registered for sale under this Registration Statement. In addition, Lyle B. Stewart, individually, has been employed as General Counsel of Medix, beginning on April 5, 2000. In connection with his employment, Mr. Stewart was granted options covering 150,000 shares of Medix common stock at an exercise price of $3.38 per share under our 1999 Stock Option Plan. Options covering 50,000 shares vested immediately and the remainder will vest periodically over 2 years so long as he remains employed by Medix.

                                     EXPERTS

   The consolidated financial statements of Medix as of December 31, 1999, and for each of the two years in the period ended December 31, 1999 appearing in the Form 10-KSB have been audited by Ehrhardt Keefe Steiner & Hottman P.C., independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. With respect to the unaudited interim consolidated financial information in our quarterly reports filed on Forms 10-QSB, the independent certified public accountants have not audited or reviewed such consolidated financial information and do not express an opinion or any other form of assurance with respect to such consolidated financial information.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution.

   The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.


       SEC Registration Fee.....................................$31,278

       Blue Sky Filing Fees and Expenses..........................1,000*

       Accountants' Fees and Expenses.............................2,000*

       Legal Fees and Expenses....................................5,000*

       Miscellaneous................................................  0*

       TOTAL....................................................$39,278


   * Estimated, subject to change.

     The Company will bear all of the above expenses of the registration of the Shares.

      Item 15.  Indemnification of Directors and Officers.

           See  "INDEMNIFICATION OF OFFICERS AND DIRECTORS" in the Prospectus.

      Item 16.  Exhibits.

Exhibit

Number          Description

5.1             Opinion of Lyle B. Stewart, P.C.

23.1            Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.2            Consent  of  Lyle B.  Stewart,  P.C.  (included  in
                Exhibit 5.1)

24.1            Power of Attorney (previously filed)

      Item 17.  Undertakings.

      A.   The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) Toinclude any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on April 7, 2000.

                               MEDIX RESOURCES, INC.

                               By /s/ David Kinsella
                               ---------------------
                               David Kinsella
                               Secretary

           Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



     Signature                    Title                Date



       *                    President, Chief         April 7, 2000
----------------            Executive Officer and
John R. Prufeta             Director (Principal
                            Executive Officer)



       *                   (Principal Financial      April 7, 2000
----------------            and Accounting Officer)
David Kinsella


       *                  Director                   April 7, 2000
----------------
David B. Skinner



       *                  Director                   April 7, 2000
----------------
John T. Lane


       *                  Director                   April 7, 2000
----------------
Samuel H. Havens


       *                  Director                   April 7, 2000
----------------
Thomas J. Oberle

       *
----------------          Director                   April 7, 2000

David R. Pfeil

* David Kinsella, by signing his name hereto, does sign this document on behalf of himself and each of Messrs. Prufeta, Pfeil, Oberle, Havens, Skinner and Lane in the capacities indicated immediately above, pursuant to powers of attorney duly executed by each such person and filed with the Securities and Exchange Commission.

/s/ David Kinsella
------------------
David Kinsella

                                EXHIBIT INDEX

Exhibit

Number               Description

Page

5.1             Opinion of Lyle B. Stewart, P.C.

23.1            Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.2            Consent of Lyle B. Stewart, P.C.
                (included in Exhibit 5.1)

24.1            Power of Attorney (included on signature page)